Exhibit 99.1

P R E S S   R E L E A S E

Contact: David W. Wehlman Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW

FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — FEBRUARY 23, 2005, GREY WOLF, INC. ANNOUNCES OPERATING RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004

Houston, Texas, February 23, 2005 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), reported net income of $10.5 million, or $0.05 per share on a diluted basis, for the three months ended December 31, 2004 compared with net income of $0.6 million, or $0.00 per share on a diluted basis, for the fourth quarter of 2003. Revenues for the fourth quarter of 2004 were $129.4 million compared with revenues for the fourth quarter of 2003 of $84.3 million.

For the year ended December 31, 2004, Grey Wolf reported net income of $8.1 million, or $0.04 per share on a diluted basis, on revenues of $424.6 million. This compares with a net loss of $30.2 million, or $0.17 per share on a diluted basis, on revenues of $286.0 million for the year ended December 31, 2003.

“Grey Wolf’s positive results for the fourth quarter and the year reflect ongoing improvements in the level of U.S. land drilling and dayrates during 2004 as well as our internal efforts to cut interest expense and expand markets for our rigs,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Oil and natural gas commodity prices are providing our customers with the cash flow to pursue natural gas prospects in the nation’s best producing regions where we are a leading contractor.”

“Our average number of rigs working increased to 96 during the fourth quarter of 2004 including 10 rigs acquired in the acquisition of Wyoming-based New Patriot Drilling Corp. (“Patriot”) in April 2004. This compares with an average 62 rigs working during the fourth quarter of 2003,” said Richards. “Because of our expansion in the past two years into West Texas and the Rocky Mountains and the redeployment of cold-stacked rigs, we’ve recently increased our marketed rig fleet to 102, reflecting our ability to obtain higher dayrates.”

“Dayrates, which moved upward throughout 2004, rose an average of $1,059 per day across rigs and regions in the fourth quarter of 2004 over the third quarter,” Richards added. “Leading edge bid rates now range from $10,500 to $17,000 per day without fuel or top drives. In a tighter market for quality rigs, Grey Wolf is signing an increasing number of term contracts at attractive rates. Looking at 2005, the fundamentals are solid for our business.”

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

Grey Wolf has 22 rigs currently working under term contracts with a term of six months to two years. Nine more are scheduled to go to work under term contracts by mid second quarter and the Company has approximately 7,600 days contracted in 2005 under term contracts.

In addition to its 102 marketed rigs, Grey Wolf has 10 cold-stacked rigs which can be deployed quickly. There are also 15 inventory rigs available for refurbishment and reactivation as demand dictates.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2004 were $32.7 million, up from $25.6 million the previous quarter and $16.3 million for the fourth quarter of 2003. On a per rig day basis, EBITDA was $3,725 for the fourth quarter of 2004, $2,972 for the third quarter of 2004 and $2,833 for the fourth quarter of 2003.

Totaling $84.3 million for 2004, EBITDA rose substantially from $30.8 million a year earlier. Turnkey operations continued to contribute significantly to the Company’s results, representing 11% of days worked and 25% of total EBITDA for 2004.

Capital expenditures rose from $35.1 million in 2003 to $89.3 million in 2004, including $15.9 million for the fourth quarter. The increase is the result of the $42.4 million investment in Patriot and more rig days worked in 2004 as well as the redeployment of previously cold-stacked rigs. Capital expenditures for 2005 are currently projected to be $65.0 million to $75.0 million. This projection is subject to the actual level of rig activity and the ultimate number of rigs returned to service during 2005.

Interest expense was reduced significantly to $14.8 million for 2004, down from $27.8 million in 2003. The Company completed activities to refinance its 8 7/8% senior notes with two issues of contingent convertible senior notes in transactions that also extended the maturity of Grey Wolf’s long-term debt by 10 years.

The Company has estimated results for the first quarter of 2005 based on currently anticipated levels of activity and dayrates. During the first quarter of 2005, the Company expects to average 98 rigs working and to generate EBITDA of approximately $40.6 million. The Company expects depreciation expense of approximately $14.7 million and interest expense of approximately $2.6 million in the first quarter of 2005. Net income per share is expected to be approximately $0.07 on a diluted basis, using a tax rate of approximately 39% based upon the expected level of net income.

Grey Wolf has scheduled a conference call February 24, 2005 at 9:00 a.m. CT to discuss fourth quarter and year end 2004 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:

http://www.gwdrilling.com

To participate by telephone, call (800) 313-8070 domestically or (415) 908-6232 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21229821. A replay

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

of the conference call will be available by telephone from 11:00 a.m. CT on February 24, 2005 until 11:00 a.m. CT on February 26, 2005. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21229821. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding demand for the Company’s services, spending by customers, the availability of term contracts, first quarter 2005 rig activity, dayrates and financial results, projected net income per share, projected EBITDA, projected tax rate, projected interest expense, the sufficiency of our capital resources and liquidity, depreciation and capital expenditures in 2005. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on November 22, 2004 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.

Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a total drilling rig fleet of 127.

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)
Revenues	$129,394	$84,255	$424,634	$285,974
Costs and expenses:
Drilling operations	93,258	64,916	327,797	244,287
Depreciation and amortization	13,995	12,935	55,329	50,521
General and administrative	3,632	3,199	13,317	11,966
(Gain) loss on the sale of assets	24	9	(45)	(81)
Total costs and expenses	110,909	81,059	396,398	306,693

Operating income (loss)	18,485	3,196	28,236	(20,719)

Other income (expense):
Interest income	267	142	777	954
Interest expense	(2,485)	(3,669)	(14,759)	(27,832)
Other	—	—	—	14

Other income (expense), net	(2,218)	(3,527)	(13,982)	(26,864)

Net income (loss) before income taxes	16,267	(331)	14,254	(47,583)
Income taxes expense (benefit):
Current	200	(938)	200	(938)
Deferred	5,538	51	5,976	(16,445)

Total income tax expense (benefit)	5,738	(887)	6,176	(17,383)

Net income (loss) applicable to common shares	$10,529	$556	$8,078	$(30,200)

Net income (loss) per common share:(1)
Basic	$0.06	$0.00	$0.04	$(0.17)

Diluted	$0.05	$0.00	$0.04	$(0.17)

Weighted average common shares outstanding:
Basic	188,932	181,283	185,868	181,210

Diluted	233,138	182,773	187,654	181,210

	Three Months Ended
	December 31,
	2004	2003
Number of Marketed Rigs(2)	99	80
Average Rigs Working:
Ark-La-Tex	21	13
Gulf Coast	22	18
South Texas	28	23
Rocky Mountain	14	3
Mexico	1	—
West Texas	10	5

Total Average Rigs Working (2)	96	62

(1)	Please see “Computation of Earnings Per Share” included in this release.
(2)	For the week ending February 17, 2005, the Company averaged 98 rigs working.

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

Operating data comparison for the three months ended December 31, 2004 and 2003.

	Three Months Ended			Three Months Ended
	December 31, 2004			December 31, 2003
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations(1)	Total	Operations	Operations(1)	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	8,062	729	8,791	4,622	1,123	5,745

Contract drilling revenue	$100,400	$28,994	$129,394	$47,789	$36,466	$84,255
Drilling operating expenses	69,952	23,306	93,258	37,937	26,979	64,916
General and administrative expenses	3,341	291	3,632	2,707	492	3,199
Interest income	(245)	(22)	(267)	(114)	(28)	(142)
(Gain) loss on sale of assets	27	(3)	24	7	2	9
Other, net	—	—	—	—	—	—

EBITDA	$27,325	$5,422	$32,747	$7,252	$9,021	$16,273

Average per rig day worked:
Contract drilling revenue	$12,453	$39,772	$14,719	$10,339	$32,472	$14,666
EBITDA	3,389	7,438	3,725	1,569	8,033	2,833

Operating data comparison for the twelve months ended December 31, 2004 and 2003.

	Year Ended			Year Ended
	December 31, 2004			December 31, 2003
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations(1)	Total	Operations	Operations(1)	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	27,616	3,561	31,177	18,700	3,447	22,147

Contract drilling revenue	$308,851	$115,783	$424,634	$178,818	$107,156	$285,974
Drilling operating expenses	234,630	93,167	327,797	158,141	86,146	244,287
General and administrative expenses	11,935	1,382	13,317	10,472	1,494	11,966
Interest income	(691)	(86)	(777)	(812)	(142)	(954)
(Gain) loss on sale of assets	(34)	(11)	(45)	(69)	(12)	(81)
Other, net	—	—	—	(12)	(2)	(14)

EBITDA	$63,011	$21,331	$84,342	$11,098	$19,672	$30,770

Average per rig day worked:
Contract drilling revenue	$11,184	$32,515	$13,620	$9,562	$31,087	$12,913
EBITDA	2,282	5,990	2,705	593	5,707	1,389

(1) Turnkey operations include the results from turnkey and footage contracts.

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

Reconciliation of
Earnings before interest expense, taxes, depreciation
and amortization (EBITDA) to net income
(loss) applicable to common shares

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003
	(In thousands)
	(Unaudited)
Earnings before interest expense, taxes, depreciation and amortization	$32,747	$25,644	$16,273	$84,342	$30,770
Depreciation and amortization	(13,995)	(14,271)	(12,935)	(55,329)	(50,521)
Interest expense	(2,485)	(2,200)	(3,669)	(14,759)	(27,832)
Total income tax (expense) benefit	(5,738)	(3,711)	887	(6,176)	17,383

Net income (loss) applicable to common shares	$10,529	$5,462	$556	$8,078	$(30,200)

	December 31,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents	$71,710	$54,350
Restricted cash	758	749
Other current assets	103,162	64,560

Total current assets	175,630	119,659
Net property and equipment	437,330	404,278
Other assets	19,866	5,141

Total assets	$632,826	$529,078

Current liabilities	$60,584	$50,932
Contingent convertible senior notes	275,000	150,000
Senior notes	—	84,898
Other long term liabilities	7,509	4,115
Deferred income taxes	52,251	43,496
Shareholders’ equity	237,482	195,637

Total liabilities and equity	$632,826	$529,078

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 23, 2005

Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Numerator
Net income (loss)	$10,529	$556	$8,078	$(30,200)
Add interest expense on contingent convertible notes net of tax:
3.75% notes due 2023(1)	976	—	—	—
Floating rate notes due 2024(1)	469	—	—	—

Adjusted net income — diluted	$11,974	$556	$8,078	$(30,200)

Denominator
Weighted average number of shares outstanding — basic	188,932	181,283	185,868	181,210
Net effect of dilutive stock options based upon treasury stock method	1,749	1,490	1,786	—
Assumed conversion of contingent convertible senior notes:
3.75% notes due 2023(1)	23,256	—	—	—
Floating rate notes due 2024(1)	19,201	—	—	—

Weighted average number of shares outstanding — diluted	233,138	182,773	187,654	181,210

Earnings Per Share:
Basic	$0.06	$0.00	$0.04	$(0.17)

Diluted	$0.05	$0.00	$0.04	$(0.17)

(1)	For periods where amounts are not shown, the appropriate security was either not outstanding or was not dilutive. Please see our latest 10-Q for a description of our contingent convertible notes.

GREY WOLF, INC.
 10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com